Calculation of Filing Fee Tables

Form S-8

(Form Type)

SYLA Technologies Co., Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value (1)	Other (3)	12,000 (2)	$668.00 (3)	$8,016,000.00	$110.20 per $1,000,000.00	$883.36
Total Offering Amounts					$8,016,000.00		$883.36
Total Fee Offsets							---
Net Fee Due							$883.36

(1)	The Common Shares of SYLA Technologies Co., Ltd. (the “Registrant”) registered hereunder may be represented by the Registrant’s American Depositary Shares (“ADSs”), each of which represents one one-hundredth (1/100) of one Common Share. The Registrant’s ADSs issuable upon deposit of the Common Shares have been registered under a separate registration statement on Form F-1 (File No. 333-268420).
(2)	This registration statement covers up to 12,000 Common Shares that may be sold to eligible employees under the Employee Stock Purchase Plan (the “Plan”). The amount being registered also includes an indeterminate number of shares of Common Shares, which may be offered as a result of stock splits, stock dividends and anti-dilution provisions and other terms, in each case in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Estimated in accordance with Rule 457(c) and 457(h) of the Securities Act for the purpose of calculating the registration fee on the basis of the average of the high and the low prices of the Registrant’s ADSs, as reported on the NASDAQ Capital Market on August 14, 2023, adjusted for the ADS to Common Share ratio.